Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2015, relating to the consolidated financial statements of Ixia and subsidiaries (which report expresses an unqualified opinion), and the effectiveness of Ixia and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Ixia and subsidiaries' internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K of Ixia for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
Los Angeles, California
October 15, 2015